EXHIBIT 23



                 CONSENT OF INDEPENDENT AUDITORS



To  The  Board  of Directors of The Reader's Digest  Association,
Inc.:

We consent to incorporation by reference in the registration statements (Registration Nos. 33-37434 and 33-56883) on Form S-8 of The Reader's Digest Association, Inc. and subsidiaries of our reports dated August 13, 1996, relating to the consolidated balance sheets of The Reader's Digest Association, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, which reports appear in or are incorporated by reference in the June 30, 1996 Annual Report on Form 10-K of The Reader's Digest Association, Inc.


/s/ KPMG PEAT MARWICK LLP
KPMG Peat Marwick LLP



New York, New York
September 26, 1996